Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in this Registration Statement (Form S-1) for the registration of 14,950,000 common units representing limited partner interests of our report dated March 11, 2011, with respect to the combined financial statements of Tesoro Logistics LP Predecessor, and our report dated January 3, 2011, with respect to the balance sheet of Tesoro Logistics LP, included in the Registration Statement (Form S-1 No. 333-171525) and related Prospectus of Tesoro Logistics LP. We also consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-1 No. 333-171525) that is incorporated by reference in this Registration Statement.
/s/ Ernst & Young LLP
San Antonio, Texas
April 19, 2011